EXHIBIT 16.1

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

 April 10, 2026

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Re: Jubilant Flame International, LTD

Dear Sir or Madam:

We have read the statements under item 4.01 in the Form 8-K dated April 10, 2026, of Jubilant Flame International, LTD (the “Company”), and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Very truly yours,

/s/ KCCW Accountancy Corp
Diamond Bar, CA